Exhibit 11
                                                              ----------
                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

          For the Nine Months Ended March 31, 1995 and 1994
                             (Unaudited)

                                    Weighted average number of shares
                                             (in thousands)

                                         1995               1994
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           27,408   27,408    28,622   28,622
Dilutive effect of unexercised
 stock options in thousands            307      333       188      236
                                    ------   ------    ------   ------
  Total                             27,715   27,741    28,810   28,858
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1995               1994
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share before
  cumulative effect of change
  in accounting principle           $1.08    $1.08     $ .78*   $ .78*
Cumulative effect of change in
  accounting principle              (1.67)   (1.67)        -        -
                                    -----    -----     -----    -----
Net (loss) earnings per share      ($ .59)  ($ .59)    $ .78*   $ .78*
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at December 31 of each year.

*Dilution less than three percent from earnings per common share outstanding